UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 14, 2008

(Date of earliest event reported)

WESTAFF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-24990	94-1266151
(Commission	(I.R.S. Employer
File Number)	Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598

(Address of Principal Executive Offices, including Zip Code)

(925) 930-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On February 14, 2008, Westaff (USA), Inc. (the “Borrower”), a wholly-owned subsidiary of Westaff, Inc. (the “Company”), entered into a financing agreement (the “Financing Agreement”) among the Borrower, the Company, as parent guarantor, certain lenders party thereto (the “Lenders”) and U.S. Bank National Association, as agent for the Lenders and letter of credit issuer (“U.S. Bank”).  The Borrower, the Company and certain subsidiaries of the Company also entered into (or will enter into) certain other documents contemplated by the Financing Agreement (together with the Financing Agreement, the “Credit Documents”).

The Financing Agreement provides for a new five-year US$50 million revolving credit facility, which includes a letter of credit sub-limit of US$35 million.  The Company and the following subsidiaries of the Borrower are guarantors under the new credit facility: Westaff Support, Inc., MediaWorld International and Westaff (U.K.) Limited (together with the Company, collectively, the “Guarantors”).  The maximum borrowing availability under the Financing Agreement is based upon a percentage of certain eligible billed and unbilled accounts receivable of the Borrower and Westaff (U.K.) Limited.  Borrowings under the Financing Agreement bear interest, at the Borrower’s election, at either U.S. Bank’s prime rate plus 0% or at LIBOR plus an applicable LIBOR rate margin ranging from 1.25% to 2.00%.  A default rate would apply on all loan obligations in the event of default under the Credit Documents, at a rate per annum of 2% above the applicable interest rate.  Interest is payable on a monthly basis.  The credit obligations under the Financing Agreement are secured by a first priority security interest in the assets of the Borrower, the Company and the other Guarantors, with certain exceptions set forth in the Financing Agreement and the other Credit Documents.  The proceeds of the extensions of credit under the Financing Agreement may be used by the Borrower for any lawful purpose.

Under the terms of the Financing Agreement, the Borrower has agreed to pay (i) to the Lenders, a commitment fee in an amount equal to 0.25% per annum on the average daily unused amount of the revolving commitments; (ii) to the Lenders, a closing fee; (iii) to the Lenders, letter of credit fees based upon the amount available to be drawn on the outstanding letters of credit issued pursuant to the letter of credit sub-facility; and (iii) to the letter of credit issuer, fronting fees and other fees related to the issuance and maintenance of the letters of credit issued pursuant to the letters of credit sub-facility.  Additionally, the Borrower will be required to pay to the administrative agent certain agency fees.  In addition, the Financing Agreement provides for an early termination fee if such termination occurs on or prior to October 30, 2012 in an amount ranging from $125,000 to $750,000 (depending on the year of termination).

The Credit Documents contain customary affirmative covenants and negative covenants restricting or limiting the ability of the Borrower and the Guarantors to, among other things:

•                  incur debt;

•                  create liens;

•                  pay dividends, distributions or make other specified restricted payments;

•                  make certain investments and acquisitions;

•                  enter into certain transactions with affiliates;

•                  merge or consolidate with any other entity or sell, assign, transfer, lease, convey or otherwise dispose of assets; and

•                  permit certain changes of control.

Such restrictions are subject to usual and customary exceptions contained in financing agreements of this nature.

The financial covenants under the Financing Agreement include a Fixed Charge Coverage Ratio (as defined in the Financing Agreement) requirement, measured as of the end of each fiscal quarter, and a minimum

Liquidity (as defined in the Financing Agreement) measured until the Borrower’s financial statements for the second fiscal quarter are delivered to U.S. Bank.

The Financing Agreement also contains usual and customary events of default (subject to certain threshold amounts and grace periods).

Upon the occurrence and during the continuance of an event of default under the Financing Agreement, U.S. Bank may, among other things: (i) accelerate the amounts outstanding under the Financing Agreement to become immediately due and payable, and require the Borrower to cash collateralize outstanding letters of credit, (ii) terminate the credit commitments under the Financing Agreement, (iii) terminate the Financing Agreement and (iv) realize upon the loan collateral under the Financing Agreement and related Credit Documents.

The above description of the Financing Agreement is qualified in its entirety by the terms of the Financing Agreement, a copy of which will be filed as an exhibit to the applicable quarterly report on Form 10-Q to be filed by the Company.

U.S. Bank and/or its affiliates have from time to time performed and may in the future perform various commercial banking services (including cash management services) for the Company and/or its affiliates in the ordinary course of business, for which they received or will receive customary fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTAFF, INC.

By:	/s/ Dawn M. Jaffray
Dawn M. Jaffray
Senior Vice President and
Chief Financial Officer

Date: February 21, 2008